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                                                                    Exhibit 99.1


                                 (EPIMMUNE LOGO)
               5820 Nancy Ridge Drive, San Diego, California 92121
                   Phone: (858) 860-2500 - Fax: (858) 860-2600


FOR FURTHER INFORMATION

AT EPIMMUNE:            AT FINANCIAL RELATIONS BOARD:
Robert De Vaere         Moira Conlon                           Tricia Ross
VP, Finance & Admin.    General Information                    Investor/Analyst Information
& CFO                   (310) 407-6524                         (310) 407-6540
(858) 860-2500          mconlon@financialrelationsboard.com    tross@financialrelationsboard.com

FOR IMMEDIATE RELEASE
MARCH 30, 2004

        EPIMMUNE ANNOUNCES EXTENSION OF COLLABORATION AGREEMENT WITH NEW
            PARTNER INNOGENETICS ON VACCINE PROGRAMS FOR HEPATITIS B,
                      HEPATITIS C AND HUMAN PAPILLOMAVIRUS

SAN DIEGO, MARCH 30, 2004 - Epimmune Inc. (Nasdaq: EPMN) today announced that it has entered into an agreement with Belgian-based biopharmaceutical company Innogenetics NV (Euronext Brussels: INNX), its new partner in vaccine programs focused on Hepatitis B virus (HBV), Hepatitis C virus (HCV) and Human Papillomavirus (HPV), to extend the term and modify certain other provisions of their collaboration. Innogenetics acquired the worldwide rights to the programs, including a license to the Epimmune technology, from Genencor International, Inc., which has indicated its desire to focus its research and development resources on targeted biotherapeutics. Innogenetics plans to develop and commercialize current vaccine candidates as well as future products based on the technology.

Epimmune and Innogenetics have agreed to extend the term of the collaboration by more than a year, through September 2005, which is intended to enable Innogenetics to complete development efforts and generate all clinical vaccine candidates. Innogenetics also agreed to an increase in the reimbursement rate payable to Epimmune for its services on the programs. Innogenetics will now be responsible for payment of development milestones as they are achieved and royalty payments on sales of any products that may be developed, both in accordance with the terms of the original license agreement with Genencor.

Separately, Epimmune announced that Genencor has entered into a standstill agreement, providing that it will not sell any Epimmune common stock it owns for a period of twelve months and thereafter, for a further twelve-month period, it will be subject to certain trading and volume restrictions.

"We are excited to have the opportunity to work on these important therapeutic vaccines with a company like Innogenetics that has established expertise in immunology and therapeutic vaccines," said Dr. Emile Loria, President and Chief Executive Officer of Epimmune. "It also further validates the Epimmune multi-epitope vaccine technology approach. By extending the collaboration term at the outset, Innogenetics is clearly showing its commitment to become a leading player in this field."


FRB | Weber Shandwick serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and is receiving compensation therefor.
 The information contained herein is furnished for informational purposes only and is not to be construed as an offer to buy or sell securities.
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Epimmune Inc.
Page 2 of 3


Dr. Philippe Archinard, Chief Executive Officer of Innogenetics said, "One of our Company's main objectives is to focus on the development of therapeutic vaccines and broaden our vaccine portfolio in the field of infectious diseases. Innogenetics has evaluated a number of vaccine technologies to complement its own expertise. We are convinced that Epimmune's multi-epitope vaccine technology, acquired through Genencor, represents a perfect fit. This provides us with an optimal toolbox to achieve our ambitions. We look forward to collaborating with Epimmune for the development of these promising vaccines."

Epimmune originally entered into the collaboration with Genencor in July 2001 pursuant to which it exclusively licensed to Genencor its PADRE(R) and epitope technologies for vaccines to treat or prevent HBV, HCV and HPV. In connection with the initial collaboration, Epimmune received an upfront license fee and Genencor made a ten percent equity investment in Epimmune common stock. Under the agreement, Epimmune may receive a total of approximately US $60 million in payments, including amounts already paid by Genencor and future amounts payable by Innogenetics. In February 2004, the Company announced that it had earned a milestone payment on the program as a result of the filing of an Investigational New Drug application (IND) for a vaccine to treat HBV.

ABOUT EPIMMUNE INC.

EPIMMUNE INC., based in San Diego, is focused on the development of pharmaceutical products using multiple epitopes to specifically activate the body's immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single drug candidate, the immune response can be both targeted and optimized for strength. Epimmune's therapeutic drug candidates have been designed to treat disease by stimulating the body's immune system to respond aggressively to infections such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as breast, colon, lung and prostate. The Company's preventative drug candidates have been designed to protect against disease by teaching the body's immune system to react quickly when exposed to infectious agents. Epimmune's technology can also be used to identify and potentially eliminate undesirable reactions to therapeutic drugs or consumer products by modifying specific epitopes to suppress the unwanted immune response. For more information on Epimmune, visit www.epimmune.com.

ABOUT INNOGENETICS

Innogenetics is a Belgian-based international biopharmaceutical company building parallel businesses in the areas of specialty diagnostics and therapeutic vaccines. In its Diagnostics Division, Innogenetics develops a large number of specialty products covering three areas: infectious diseases (hepatitis C, hepatitis B, and HIV), genetic testing (HLA tissue typing and cystic fibrosis), and neurodegeneration (Alzheimer's disease). In 2003, total revenues increased by 16% to E73 million, with specialty diagnostics reaching an operating profit of E7 million. The Company's candidate therapeutic vaccine for the treatment of hepatitis C - a global unmet medical need - is currently in phase 2 clinical development stage. With a strong commercially oriented management team and distinctive dual business model, Innogenetics provides a low-risk biotech investment with potentially high returns. Founded in 1985, Innogenetics is listed on Euronext Brussels. Innogenetics' headquarters are in Gent, Belgium, with sales affiliates in the United States, Germany, France, Spain, and Italy. Innogenetics employs 590 people worldwide and has a market capitalization of approximately US $450 million. For more information on Innogenetics, visit www.innogenetics.com.
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Epimmune Inc.
Page 3 of 3


FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect Epimmune's management's current views of future events, including statements regarding the benefits of the epitope and PADRE(R) technologies, the use of these technologies in products being developed by Innogenetics, the possible utility of those products under development, Innogenetics' plans to develop and commercialize current vaccine candidates as well as future products based on Epimmune's technology, the ability of Innogenetics to complete all development efforts and generate clinical vaccine candidates by the end of the extended collaboration period, and potential milestone and royalty payments from Innogenetics. Actual results may differ materially from the above forward-looking statements due to a number of important factors, such as risks associated with the utility of the epitope and PADRE(R) technologies in eliciting an immune response with vaccines, the utility of Innogenetics' technology, Epimmune's reliance on the development and commercialization efforts of Innogenetics and Innogenetics' ability to develop and commercialize product candidates resulting from the collaboration. Other factors that could cause or contribute to differences in actual results include, but are not limited to, the risks associated with the ability to develop vaccines using epitopes, the ability of epitope-based vaccines to control or treat infectious diseases, the safety and efficacy of epitope-based vaccines in humans, the ability to enter into and maintain collaborations, achievement of research and development objectives, reliance on licensees and collaborators, the timing and cost of conducting human clinical trials, the regulatory approval process, and the possibility that testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products. These factors are more fully discussed in the Company's 2003 Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Epimmune expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.